PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated October 29, 2013)	Registration No. 333-191054

Transferable Subscription Rights to Purchase up to 6,315,953 Shares

of Common Stock at $3.00 per Share

and the Shares Issuable pursuant to such Subscription Rights

This prospectus supplement updates and supplements the prospectus dated October 29, 2013 of Stereotaxis, Inc., relating to the offering of transferrable subscription rights to purchase up to 6,315,953 shares of our common stock at $3.00 per share and the shares issuable pursuant to such subscription rights. We do not know if any or all of the subscription rights will be exercised. Please see “The Rights Offering” and “Plan of Distribution” for information about the manner of offering of the transferable subscription rights.

Investing in our common shares involves risks. See “Risk Factors” beginning on page 15 of the prospectus.

Neither the Securities and Exchange Commission, which we refer to as SEC, nor any state securities commission or regulatory authority has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 21, 2013.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus.

We incorporate by reference into this prospectus the following documents (SEC File No. 000-50884), which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, and on Form 10-Q/A for the fiscal quarter ended June 30, 2013; and

•	our Current Reports on Form 8-K filed January 14, 2013, February 7, 2013, March 5, 2013 (regarding Item 5.02), March 25, 2013, April 1, 2013, April 19, 2013, April 26, 2013, June 10, 2013, June 21, 2013, July 1, 2013, August 2, 2013, August 8, 2013 (regarding Items 1.01, 3.02, 8.01 and 9.01), August 16, 2013, August 19, 2013, September 3, 2013 (regarding Items 1.01, 2.03, 8.01 and 9.01), October 23, 2013, October 23, 2013 (regarding Item 8.01), October 24, 2013, October 29, 2013 and November 4, 2013, and on Form 8-K/A filed on April 17, 2013 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise).

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may get copies of any of the document incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the investor relations department at Stereotaxis, Inc. 4320 Forest Park Avenue, Suite 100, St. Louis, Missouri 63108, telephone (314) 678-6100.

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